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                                  EXHIBIT 8.1

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                                     [DRAFT]



                                                                  (202) 274-2000


________, 2003




Board of Directors
Flatbush Federal Savings and Loan Association of Brooklyn
2146 Nostrand Avenue
Brooklyn, New York 11210

          RE:  MUTUAL HOLDING COMPANY FORMATION AND STOCK ISSUANCE
          --------------------------------------------------------

Ladies and Gentlemen:

     We have been requested as special counsel to Flatbush Federal Savings and Loan Association of Brooklyn (the "Association") to express our opinion concerning the Federal income tax consequences relating to the proposed conversion of Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association ("Stock Association") and the formation of Flatbush Federal Bancorp, MHC, a federal mutual holding company ("MHC") which will acquire the outstanding stock of Stock Association and subsequently contribute Stock Association's stock to Flatbush Federal Bancorp, Inc. ("Holding Company").

     In connection therewith, we have examined the Plan of Reorganization (as defined below) and certain other documents of or relating to the Reorganization (as defined below), some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

     In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

     In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of Association at a meeting duly called and held; that Association will comply with the terms and conditions of the Plan of Reorganization, and that the various factual representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws, except on the basis of the documents and assumptions described above.

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Board of Directors
Flatbush Federal Savings and Loan Association
________, 2003
Page 2


     For purposes of this opinion, we are relying on the factual representations provided to us by Association, which are incorporated herein by reference.

     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures, and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

                               SUMMARY OF OPINIONS
                               -------------------

     Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

     WITH RESPECT TO THE EXCHANGE OF ASSOCIATION'S CHARTER FOR A STOCK CHARTER ("ASSOCIATION CONVERSION"):

     1. Association's exchange of its charter for a federal stock savings association charter is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

     2. No gain or loss will be recognized by Association upon the transfer of its assets to Stock Association solely in exchange for shares of Stock Association stock and the assumption by Stock Association of the liabilities of Association. (Code Sections 361(a) and 357(a)).

     3    No gain or loss will be recognized by Stock Association upon the receipt of the assets of Association in exchange for shares of Stock Association common stock. (Code Section 1032(a)).

     4. Stock Association's holding period in the assets received from Association will include the period during which such assets were held by Association. (Code Section 1223(2)).

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Board of Directors
Flatbush Federal Savings and Loan Association
________, 2003
Page 3


     5. Stock Association's basis in the assets of Association will be the same as the basis of such assets in the hands of Association immediately prior to the reorganization. (Code Section 362(b)).

     6. Association members will recognize no gain or loss upon the constructive receipt of solely Stock Association common stock in exchange for their membership interests in Association. (Code Section 354(a)(1)).

     7. The basis of the Stock Association common stock to be constructively received by Association's members (which basis is -0-) will be the same as their basis in their membership interests in Association surrendered in exchange therefor. (Code Section 358(a)(1)).

     8. The holding period of the Stock Association common stock constructively received by the members of Association will include the period during which the Association members held their membership interests, provided that the membership interests were held as capital assets on the date of the exchange. (Code Section 1223(1)).

     9. Stock Association will succeed to and take into account Association's earnings and profits or deficit in earnings and profits, as of the date of the reorganization. (Code Section 381).

     10. For purposes of Section 381, Stock Association will be treated the same as Association, and therefore, Association's tax year will not end merely as a result of the Association Conversion and Stock Association will not be required to obtain a new Employee Identification Number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404).

     11. No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Stock Association plus liquidation rights with respect to MHC in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)).

     12. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription

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Board of Directors
Flatbush Federal Savings and Loan Association
________, 2003
Page 4


rights. (Code Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     13. The basis of the deposit accounts in the Stock Association to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor. (Code
Section 358(a)(1)). The basis of the interests in the liquidation rights in the MHC to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association shall be zero. (Rev. Rul. 71-233, 1971-1 C.B.
113).

     WITH RESPECT TO THE TRANSFER OF STOCK ASSOCIATION STOCK TO MHC FOR MEMBERSHIP INTERESTS (THE "351 TRANSACTION"):

     14. The exchange of stock by the Stock Association stockholders in exchange for membership interests in MHC will constitute a tax-free exchange of property solely for "stock" pursuant to Section 351 of the Internal Revenue Code.

     15. Stock Association's stockholders will recognize no gain or loss upon the transfer of the Stock Association stock they constructively received in the Association conversion to MHC solely in exchange for membership interests in MHC. (Code Section 351).

     16. Stock Association stockholders' basis in the MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

     17. Stock Association stockholders' holding period for the membership interests in MHC received in the transaction will include the period during which the property exchanged was held by Stock Association stockholders, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

     18. MHC will recognize no gain or loss upon the receipt of property from Stock Association stockholders in exchange for membership interests in MHC. (Code Section 1032(a)).

     19. MHC's basis in the property received from Stock Association stockholders (which basis is -0-) will be the same as the basis of such property in the hands of Stock Association stockholders immediately prior to the transaction. (Code Section 362(a)).

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Board of Directors
Flatbush Federal Savings and Loan Association
________, 2003
Page 5


     20. MHC's holding period for the property received from Stock Association's stockholders will include the period during which such property was held by Stock Association stockholders. (Code Section 1223(2)).

     With Respect to the Transfers to Holding Company in Exchange for Common Stock in Holding Company (the "Secondary 351 Transaction"):

     21. MHC and the persons who purchased Common Stock of Holding Company in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Association stock and cash, respectively, to Holding Company in exchange for stock in Holding Company. (Code
Section 351(a)).

     22. Holding Company will recognize no gain or loss on its receipt of Stock Association stock and cash in exchange for Holding Company Common Stock. (Code
Section 1032(a)).

     23. MHC's basis in the Holding Company Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Association stock transferred. (Code Section 358(a)(1)).

     24. MHC's holding period in the Holding Company Common Stock received will include the period during which it held the Stock Association stock, provided that such property was a capital asset on the date of the exchange. (Code
Section 1223(1)).

     25. Holding Company's basis in the Stock Association stock received from MHC will be the same as the basis of such property in the hands of MHC. (Code
Section 362(a)).

     26. Holding Company's holding period for the Stock Association stock received from MHC will include the period during which such property was held by MHC. (Code Section 1223(2)).

     27. It is more likely than not that the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof. (Code
Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6)).

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Board of Directors
Flatbush Federal Savings and Loan Association
________, 2003
Page 6


                              PROPOSED TRANSACTION
                              --------------------

     On May 28, 2003, the board of directors of Association adopted that certain Plan of Reorganization From a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the "Plan of Reorganization"). For what are represented to be valid business purposes, Association's board of directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

     (i) Association will organize an interim stock savings association (Interim One) as its wholly owned subsidiary;

     (ii) Interim One will organize an interim stock savings association as its wholly owned subsidiary (Interim Two); and

    (iii) Interim One will also organize a federal mid-tier holding company as its wholly owned subsidiary (Holding Company).

     The following transactions will occur simultaneously:

     (iv) Association will exchange its charter for a federal stock savings association charter (Stock Association) and will constructively issue its common stock to members of Association;

     (v) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter and thereby become MHC;

     (vi) Interim Two will merge with and into Stock Association, with Stock Association as the surviving entity, and the former members of Stock Association who constructively hold stock in Association will exchange their stock in Stock Association for membership interests in MHC; and

    (vii) MHC will contribute Stock Association's stock to Holding Company, a wholly owned subsidiary of MHC, for additional shares of Holding Company stock.

   (viii) Contemporaneously, with the contribution set forth in "(vii)", Holding Company will offer to sell an amount less than 50% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

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Board of Directors
Flatbush Federal Savings and Loan Association
________, 2003
Page 7


     These transactions are referred to herein collectively as the "Reorganization."

     Those persons who, as of the date of the Association Conversion (the "Effective Date"), hold depository rights with respect to Association will thereafter have such rights solely with respect to Stock Association. Each deposit account with Association at the time of the exchange will become a deposit account in Stock Association in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to Association immediately prior to the Reorganization will continue to have such rights solely with respect to MHC so long as they continue to hold deposit accounts or borrowings with Stock Association. All new depositors of Stock Association after the completion of the Reorganization will have ownership rights solely with respect to MHC so long as they continue to hold deposit accounts with Stock Association.

     The shares of Interim Two common stock owned by MHC prior to the Reorganization shall be converted into and become shares of common stock of Stock Association on the Effective Date. The shares of Stock Association common stock constructively received by Stock Association stockholders (formerly the members holding liquidation rights of Association) will be transferred to MHC by such persons in exchange for membership interests in MHC.

     Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than MHC. So long as MHC is in existence, however, it must own a majority of the voting stock of Holding Company. Holding Company may issue any amount of non-voting stock to persons other than MHC. No such non-voting stock will be issued as of the date of the Reorganization.

     The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

     Our opinion under paragraph 12 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 12 and 27 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at

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Board of Directors
Flatbush Federal Savings and Loan Association
________, 2003
Page 8


the same price to be paid by members of the general public in any Community Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Association may be taxable on the distribution of the subscription rights.

     All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

     It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

     We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

     We hereby consent to the filing of the opinion as an exhibit to Association's combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC, and as an exhibit to the Holding Company's Application on Form H(e)-1, as filed with the OTS and the Holding Company's Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2, H(e)-1, and SB-2 under the captions "The Reorganization and Offering - Tax Effects of the Reorganization" and "Legal and Tax Matters," and to the summarization of our opinion in such Prospectus.

                                               Very truly yours,
                                   ------------------------------------------
                                         LUSE GORMAN POMERENK & SCHICK
                                          A Professional Corporation